UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.            )

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[ ]	Soliciting Material Pursuant to §240.14a-12

ROSS STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Ross Stores, Inc. Annual Meeting of Stockholders (the "Annual Meeting"), which will be held on Wednesday, May 22, 2019 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301. If you will need special assistance at the meeting, please contact Ms. Angelica Griego, Legal Department, Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568, (925) 965-4231, at least ten days before the meeting.

We are pleased to make use again this year of the process that permits companies to furnish proxy materials over the Internet, as authorized by the Securities and Exchange Commission. We believe this approach facilitates stockholders' receipt of proxy materials, while reducing the environmental impact of our Annual Meeting. We will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended February 2, 2019. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and proxy card will be enclosed.

Thank you for your commitment to Ross Stores and for your cooperation in voting your proxy without delay. You may vote your shares by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting are included in this Proxy Statement on the page following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.

Barbara Rentler
Chief Executive Officer

ROSS STORES, INC.
Notice of Annual Meeting of Stockholders
to be Held on May 22, 2019

To Our Stockholders:

Please take notice that the 2019 Ross Stores, Inc. Annual Meeting of Stockholders (the "Annual Meeting") will be held on Wednesday, May 22, 2019 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301, for the following purposes:

1.	To elect 10 directors for a one-year term.

2.	To hold an advisory vote on executive compensation.

3.	To ratify the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2020.

4.	To vote on a stockholder proposal on Greenhouse Gas Emissions Goals, if properly presented at the Annual Meeting.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 26, 2019 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during ordinary business hours at the Company's corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568.

The available voting methods (by Internet, by telephone, or by mail) are described on the next page. We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

By order of the Board of Directors,
Ken Jew
Corporate Secretary

April 9, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 22, 2019: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, proxy card, and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2019 Annual Meeting to be held on May 22, 2019. If you are a stockholder of record of Ross Stores, Inc. as of March 26, 2019, you have the right to vote your shares, and may elect to do so by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save time and postage costs by voting by Internet or by telephone. Both methods are generally available 24 hours a day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.    BY INTERNET

a.	Go to the website at www.proxyvote.com.

b.	Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.     Follow the simple instructions.

2.     BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-690-6903.

b.	Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.     Follow the simple recorded instructions.

3.     BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

a.     Mark your selections on the proxy card.
b.    Date and sign your name exactly as it appears on your proxy card.
c.     Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker, or other holder of record, you are considered a beneficial owner, whose stock is held in "street name," and instead of a proxy card you will receive instructions from your bank, broker, or other agent. Your broker or nominee will enclose a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions, Inc. ("Broadridge") that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.
If you attend the Annual Meeting, you may be asked to present: (1) valid government-issued photo identification (e.g., driver's license, state-issued ID, or passport); (2) if you hold your shares through a broker, bank, trustee, or nominee (e.g., in street name), proof of beneficial ownership as of the Record Date (e.g., a copy of your voting instruction card or brokerage statement reflecting your stock ownership); and/or (3) for analysts or media, appropriate credentials. Only stockholders of record or their proxyholders have a right to attend and participate in the stockholder meeting. Attendance by others, including members of the media and analysts, are at the discretion of the meeting Secretary. Also, the use of cell phones, smart phones, computers/laptops/tablets, music devices, recording, video, or photographic equipment is not permitted for people attending the Annual Meeting. Security personnel may be present, and coats and bags are subject to search prior to entry.
We must receive votes submitted by Internet, telephone, or mail by 11:59 p.m. PDT on May 21, 2019. Submitting your proxy by telephone or Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Your vote is important. Thank you for voting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	43
RELATED PERSON TRANSACTIONS	43
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	43
PROXY SOLICITATION FEES	43
TRANSACTION OF OTHER BUSINESS	43
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	44

PROXY STATEMENT

2019 Annual Meeting of Stockholders

ROSS STORES, INC.
5130 Hacienda Drive, Dublin, CA 94568
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation ("we" or the "Company"), for use at the Company's 2019 Annual Meeting of Stockholders to be held on Wednesday, May 22, 2019 at 1:00 p.m. PDT, or any adjournments or postponements thereof (the "Annual Meeting"), at which stockholders of record at the close of business on March 26, 2019 are entitled to vote. The Annual Meeting will be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301.

The date of this Proxy Statement is April 9, 2019, the date on which this Proxy Statement and the accompanying Proxy were first sent or given to stockholders.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company, and its management and their compensation, and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to: (1) elect 10 directors to serve a one-year term; (2) provide an advisory vote to approve executive compensation; (3) ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2020; (4) vote on a stockholder proposal on Greenhouse Gas Emissions Goals, if properly presented at the Annual Meeting; and (5) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding on March 26, 2019, the Record Date for the Annual Meeting, 367,441,245 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing by the stockholders for any purpose relevant to the Annual Meeting during ordinary business hours at our corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568.

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone and submitted prior to midnight PDT the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee, FOR proposals 2 and 3, and AGAINST proposal 4. In addition, any Proxy received confers discretionary authority to vote on any matter that comes before the Annual Meeting and for which we did not have notice prior to sending out this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by presenting at the meeting a duly executed proxy bearing a later date, by submitting an updated vote online or by phone, or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2019 (except as noted in footnote (2)) regarding the ownership of the common stock of the Company by: (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company; (ii) each director and each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Person and the Directors and Executive Officers	Amount and Nature of Beneficial Ownership	(1)	Percent of Common Stock Outstanding

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	30,969,179	(2)	8.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	28,069,263	(2)	7.6%
FMR LLC 245 Summer Street Boston, MA 02210	22,711,387	(2)	6.1%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	20,736,245	(2)	5.5%
Michael Balmuth	144,543	(3)	*
K. Gunnar Bjorklund	32,415	(4)	*
Michael J. Bush	30,091	(5)	*
Norman A. Ferber	25,127	(6)	*
Sharon D. Garrett	205,809	(7)	*
Stephen D. Milligan	11,525	(8)	*
George P. Orban	5,776,763	(9)	1.6%
Michael O’Sullivan	533,372	(10)	*
Gregory L. Quesnel	23,543	(11)	*
Barbara Rentler	533,409	(12)	*
Bernard Brautigan	175,790	(13)	*
Michael J. Hartshorn	86,080	(14)	*
All executive officers (as defined by Rule 3b-7 of the Securities and Exchange Act of 1934) and directors as a group (15 persons, including the executive officers and directors named above)	8,438,318	(15)	2.3%
____________

*Less than 1%

(1)
To the knowledge of the Company, the persons named in this table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, the information provided in Schedule 13G filings made with the Securities and Exchange Commission, and the information contained in the footnotes to this table.

(2)
Share amounts and beneficial ownership percentages are as of December 31, 2018, and are based solely on Schedule 13G/A filings made with the Securities and Exchange Commission by each beneficial owner. These filings contain further information with respect to the nature of the beneficial ownership and the sole or shared nature of voting and investment power. In particular, the most recent Statement on Schedule 13G/A filed by (A) The Vanguard Group, Inc. indicates sole voting power as to 456,263 shares, shared voting power as to 116,150 shares, sole dispositive power as to 30,403,458 shares, and shared dispositive power as to 565,721 shares; (B) BlackRock, Inc. indicates sole voting power as to 24,801,189 shares and no shares subject to shared voting power; (C) FMR LLC indicates sole voting power as to 2,901,291 shares and no shares subject to shared voting power; and (D) T. Rowe Price Associates, Inc. indicates sole voting power as to 7,583,872 shares and no shares subject to shared voting power. The table assumes that there have been no change in their reported ownership through March 1, 2019.

(3)	Mr. Balmuth: Includes 144,045 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.

(4)	Mr. Bjorklund: Includes 4,246 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.

(5)	Mr. Bush: Includes 4,246 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.

(6)	Mr. Ferber: Includes 4,246 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.

(7)
Ms. Garrett: Includes 4,246 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting. Also includes 201,563 shares held in the name of Sharon D. Garrett Living Trust.

(8)	Mr. Milligan: Includes 4,246 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans which remain subject to vesting.

(9)
Mr. Orban: Includes 4,383,654 shares held in the name of Orban Partners; Mr. Orban is a general partner and managing partner of Orban Partners.  Also includes 4,246 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.  Also includes 653,130 shares held indirectly in trusts for which Mr. Orban holds voting and dispositive power.  Also includes 196,680 shares that are part of a testamentary trust for which Mr. Orban is co-executor; in that capacity, Mr. Orban has shared power for voting and disposition, but no pecuniary interest.

(10)	Mr. O'Sullivan: Includes 363,481 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.

(11)	Mr. Quesnel: Includes 4,246 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.

(12)	Ms. Rentler: Includes 441,476 shares of the Company's common stock that were granted under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.

(13)	Mr. Brautigan: Includes 165,973 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.

(14)	Mr. Hartshorn: Includes 85,401 shares of the Company's common stock that were issued under the Company's 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.

(15)	Includes 1,498,185 shares of the Company's common stock granted under the Company's 2008 and 2017 Equity Incentive Plans that remain subject to vesting.

PROPOSAL 1
ELECTION OF DIRECTORS

If elected, each nominee will hold office for a one-year term or until his or her successor is elected and qualified, unless he or she resigns or his or her office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s).

The terms of the 10 current directors - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber, Sharon D. Garrett, Stephen D. Milligan, George P. Orban, Michael O'Sullivan, Gregory L. Quesnel, and Barbara Rentler - will expire on the date of the Annual Meeting. Accordingly, 10 persons are to be elected to serve as directors on the Board of Directors of the Company (the "Board") at the meeting.

Vote Required and Board of Directors' Recommendation

Approval by a majority of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Incumbent directors who receive more votes in favor than votes against (or to withhold authority) will be re-elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present, but will not affect the election of directors. As further discussed below, under the heading "Bylaws Provide Majority Voting Standard for Director Elections," our Bylaws provide that any incumbent director who fails to receive more votes in favor of election than votes against (or to withhold authority) in an uncontested director election will not be re-elected and also must promptly tender his or her offer of resignation to the Board. At this Annual Meeting, the election of directors is uncontested.

The Board of Directors unanimously recommends that the stockholders vote FOR the following 10 director nominees - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber, Sharon D. Garrett, Stephen D. Milligan, George P. Orban, Michael O'Sullivan, Gregory L. Quesnel, and Barbara Rentler.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board may be fixed from time to time exclusively by the Board. The Company has a declassified Board, and all directors are to be re-elected annually. The Board currently consists of 10 authorized members; there are currently no Board vacancies.

The Nominating and Corporate Governance Committee's nominees for election by the stockholders to serve as members of the Board until the 2020 Annual Meeting of Stockholders are the 10 incumbent directors.

The following table indicates the name, age (as of the Annual Meeting), business experience, principal occupation, and term of office of each nominee standing for election at the 2019 Annual Meeting.

Nominees for Election of Directors with Terms Expiring in 2020

			Director
	Principal Position	Age	Since
Michael Balmuth	Executive Chairman since 2014; Vice Chairman of the Board and Chief Executive Officer of the Company from 1996 to 2014; President from 2005 to 2009; Executive Vice President, Merchandising from 1993 to 1996; Senior Vice President, Merchandising from 1989 to 1993. The Nominating and Corporate Governance Committee has noted Mr. Balmuth's long history and extensive executive and merchandising experience with the Company.	68	1996
K. Gunnar Bjorklund	Executive Chairman, Rev360 LLC since 2014; Managing Director, Sverica International from 1991 to 2014; Director, Corporate Strategic Planning, American Express Company, from 1987 to 1990; management consultant, McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund's executive and consulting experience.	60	2003
Michael J. Bush
Managing Member, B IV Investments, LLC since 2007; Member of the Board of Directors, Home Franchise Concepts since 2016; Member of the Board of Directors, Phoeben, Inc. dba Armenta since 2016; Executive Chairman, Trumaker, Inc. from 2016 to 2018; Member of the Board of Directors, NTN Buzztime, from 2009 to 2012, President and Chief Executive Officer from 2010 to 2012; President and Chief Executive Officer, 3 Day Blinds, Inc., from 2007 to 2010, Member of the Board of Directors from March 2010 to September 2010; President and Chief Executive Officer, Anchor Blue Retail Group, from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and member of the Board of Directors, Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director, Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. The Nominating and Corporate Governance Committee has noted Mr. Bush's executive and retail experience.
		58	2001
Norman A. Ferber	Chairman Emeritus since 2014; Consultant to the Company since 1996; Chairman of the Board from 1993 to 2014; Chief Executive Officer of the Company from 1988 to 1996; President from 1993 to 1996; Chief Operating Officer from 1987 to 1988. Prior to 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the Company. The Nominating and Corporate Governance Committee has noted Mr. Ferber's long history and extensive executive and merchandising experience with the Company.	70	1987
Sharon D. Garrett
Management consultant since 2013; Member of the Board of Directors, Jerome’s Furniture from 2017 to present (also member of the Strategic Planning (Chair) and Compensation committees); Member of the Board of Directors, Scott's Liquid Gold-Inc. from 2014 to 2016 (also member of the Audit and Compensation committees); Executive Vice President, Revenue Cycle Optimization, American Medical Response, Inc. from 2012 to 2013, Senior Vice President, Reimbursement Services from 2007 to 2012; Chief Operating Officer, PT Holdings from 2006 to 2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005; provided interim executive services for various companies from 2000 to 2002, including Chief Executive Officer, Zyan Communications from April to November 2000; Senior Vice President and Chief Information Officer, The Walt Disney Company from 1989 to 2000. The Nominating and Corporate Governance Committee has noted Ms. Garrett's executive and operational experience.
		70	2000

Stephen D. Milligan
Chief Executive Officer and Member of the Board of Directors, Western Digital Corporation since 2013, President from 2012 to 2013; Member of the Board of Directors, Autodesk, Inc., since 2018 (also member of the Audit Committee since 2019); Chief Executive Officer, Hitachi Global Storage Technologies from 2009 to 2012, Chief Financial Officer from 2007 to 2009; Senior Vice President, Finance and Chief Financial Officer, Western Digital from 2004 to 2007, Vice President of Finance from 2002 to 2003. The Nominating and Corporate Governance Committee has noted Mr. Milligan's executive and financial experience.
		55	2015
George P. Orban	Managing partner, Orban Partners, a private investment company, since 1984; Chairman of the Board, Egghead.com, Inc. from 1997 to 2001, Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban's executive retail experience and his longstanding familiarity with the Company.	73	1982
Michael O'Sullivan	President and Chief Operating Officer since 2009 and a member of the Board of Directors since 2014; Executive Vice President and Chief Administrative Officer from 2005 to 2009; Senior Vice President, Strategic Planning and Marketing from 2003 to 2005. Before joining the Company, Mr. O'Sullivan was a partner with Bain & Company, providing consulting advice to retail, consumer goods, financial services and private equity clients since 1991. The Nominating and Corporate Governance Committee has noted Mr. O'Sullivan's executive experience with the Company and consulting experience.	55	2014
Gregory L. Quesnel
Member of the Board of Directors, SYNNEX Corporation, since 2005 (also member of the Compensation (Chair) and Executive committees); Member of the Board of Directors, Potlatch Corporation since 2000 (also member of the Audit, Executive Compensation and Personnel Policies, Finance (Chair), and Nominating and Corporate Governance committees); Chief Executive Officer and Member of the Board of Directors, Con-Way (CNF, Inc.), from 1997 to 2004, Executive Vice President and Chief Financial Officer from 1994 to 1997, Senior Vice President and Chief Financial Officer from 1991 to 1994, prior executive and management positions from 1975 to 1991; prior finance roles with Evans Products Company and Chevron Corporation. The Nominating and Corporate Governance Committee has noted Mr. Quesnel's executive and financial experience.
		70	2009
Barbara Rentler
Chief Executive Officer and a member of the Board of Directors since 2014; President and Chief Merchandising Officer, Ross Dress for Less from 2009 to 2014 and Executive Vice President, Merchandising, from 2006 to 2009; also served at dd's DISCOUNTS as Executive Vice President and Chief Merchandising Officer from 2005 to 2006 and Senior Vice President and Chief Merchandising Officer from 2004 to 2005. Prior to that, Ms. Rentler held various merchandising positions since joining the Company in 1986. The Nominating and Corporate Governance Committee has noted Ms. Rentler's extensive executive and merchandising experience with the Company.
		61	2014

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

During fiscal 2018, the Board held six meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable committee meetings held during the year. The Board of Directors has determined that Ms. Garrett and Messrs. Bjorklund, Bush, Milligan, Orban, and Quesnel (and Mr. Lawrence S. Peiros until his resignation effective February 25, 2019) are each an independent director under the applicable corporate governance requirements of the NASDAQ Stock Market ("NASDAQ") listing rules. During the fiscal year, the independent directors held five meetings in executive session without management.

We have standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company's corporate website, www.rossstores.com in the "Investors" section under "Corporate Governance." The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors, and business partners. Both of these Codes are also posted on the Company's website, as are the Company's Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

Board Leadership Structure, Risk Management, and Committees. Our Board has separated the roles of Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"), and has appointed Michael Balmuth to serve as Executive Chairman. Mr. Balmuth was formerly the Company's CEO from 1996 to 2014. Our current CEO, Barbara Rentler, has been in the position since 2014.

The Board has designated a Lead Independent Director, to act as a liaison between the Chairman, CEO, and independent directors and to serve as the designated Chair of the Nominating and Corporate Governance Committee. The Lead Independent Director position currently rotates annually among the independent directors. During fiscal 2018, Mr. Bjorklund (through May 23, 2018) and Mr. Quesnel (since May 23, 2018) served as the Lead Independent Director.

Our Board has determined that the current leadership structure is appropriate because it has worked effectively for many years. Our Board seeks to have both strong leadership as a Board and a strong CEO, and to encourage active oversight by the independent directors. Our experience has shown that separation of the roles of Chairman and CEO can contribute to the effectiveness of both. However, for this structure to be most effective, it is key who fills each of these roles, and our Board believes that it is preferable for both people in these roles to have deep industry expertise and organizational familiarity with the Company. Mr. Balmuth previously served as our CEO (from 1996 to 2014), which we believe contributes to the effectiveness of our current leadership structure. Our Chairman Emeritus, Norman Ferber served as Chairman from 1993 to 2014 and was previously CEO from 1988 to 1996. Barbara Rentler, our CEO since 2014, has been with the Company since 1986.

Our Board exercises oversight on our risk management activities, and requests and receives reports from management, including direct presentations and reports made to our Board by officers with responsibility for risk management in various parts of our business. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee, which in turn reports to the full Board on such matters as appropriate.

Annual self-evaluations are conducted by the Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, to review and assess their performance and practices.

Audit Committee. The members of the Audit Committee during fiscal 2018 were Ms. Garrett and Messrs. Bush, Milligan, and Quesnel (Chair). Each of the members of the Audit Committee is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. The Board has also determined that Ms. Garrett and Messrs. Bush, Milligan, and Quesnel are each "financially literate" and that Mr. Quesnel is considered to be an "audit committee financial expert" as those terms are defined in rules issued by the Securities and Exchange Commission. The functions of the Audit Committee include retaining the Company's independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and/or approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, oversight relating to the adequacy of the Company's accounting and financial controls, reviewing the Company's critical accounting policies, oversight of the internal audit function, and reviewing and approving certain related party transactions and disclosures. The Audit Committee held nine meetings during fiscal 2018. The functions and activities of the Audit Committee are further described under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in oversight of the managing of certain Company risks, particularly in the areas of internal controls, financial reporting, the internal audit function, information systems security and data protection ("cybersecurity"), and review of related party transactions.

Compensation Committee. The members of the Compensation Committee during fiscal 2018 were Messrs. Bjorklund, Orban (Chair), and Peiros, each of whom was independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. This committee held six meetings during fiscal 2018. The Compensation Committee serves to carry out the responsibilities of the Board relating to determining the compensation of the Company's executives, including the compensation of our CEO.  This committee oversees and administers the policies and plans that govern the cash, equity, and incentive compensation of executive officers and non-employee directors of the Company.  This committee is also responsible for administering and establishing the terms, criteria and size of equity compensation grants under the Company's Equity Incentive Plan and cash bonuses under the

Incentive Compensation Plan, including establishing and certifying the attainment of the performance goals for those compensation plans, and administering the Company's Employee Stock Purchase Plan, 401(k) Plan, Nonqualified Deferred Compensation Plan, and Health and Welfare Plans.  This committee is also tasked with assisting the Board in succession planning and development and retention of senior management talent, and helping to ensure leadership continuity and organizational strength to achieve the Company's short- and long-term goals.

As discussed in the Compensation Discussion and Analysis, the third party consultant retained by the Compensation Committee during fiscal 2018 to provide market data and advice on executive compensation matters was Exequity, LLP, which was retained only after assessing their independence under the criteria provided in the applicable corporate governance requirements of the NASDAQ listing rules.

After review by the Compensation Committee and management regarding the Company's compensation policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2018 were Ms. Garrett and Messrs. Bjorklund, Bush, Milligan, Orban, Peiros, and Quesnel. Each of the members of the Nominating and Corporate Governance Committee was independent as determined under the applicable standards of the NASDAQ listing rules. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election or appointment to the Board of Directors, and makes recommendations to the full Board concerning such candidates. This committee also provides oversight on general matters involving our corporate governance and related policies. This committee held three meetings during fiscal 2018. The Nominating and Corporate Governance Committee Chair position is held by the person who is designated to serve as the Lead Independent Director, which role rotates yearly among independent directors. During fiscal 2018, Mr. Bjorklund (through May 23, 2018) and Mr. Quesnel (since May 23, 2018) served as the Lead Independent Director and Chair of the Nominating and Corporate Governance Committee.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence, and skill of candidates for election to our Board of Directors. The Nominating and Corporate Governance Committee does not have a formal policy regarding Board diversity; however, this Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company's business. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible for reviewing and evaluating candidates to fill such vacancy. This committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria listed below:

(i)	personal and professional integrity, ethics, and values

(ii)
experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance, or other elements relevant to the success of a publicly traded company in today's business environment

(iii) relevant business experience, at a senior management level, preferably in retail or in a related industry
(iv) experience as a board member of another publicly held company

(v)	academic expertise in an area of the Company's operations
(vi) practical and mature business judgment, including the ability to make independent analytical inquiries
(vii) whether the nominee is "independent" for purposes of Securities and Exchange Commission rules and corporate governance requirements of the NASDAQ listing rules applicable to the Company
(viii) potential conflicts of interest
(ix) other qualifications and characteristics the Nominating and Corporate Governance Committee believes are pertinent

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination to fill open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based on the same criteria that apply to candidates identified by a committee member. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a potential nominee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable corporate governance requirements of the NASDAQ listing rules, and for at least one director to possess the attributes necessary to be an "audit committee financial expert."

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, addressed to the attention of the Nominating and Corporate Governance Committee, so that it is received no later than 120 calendar days before the one year anniversary of the mailing date of our prior year's Proxy Statement sent to stockholders. For the next Annual Meeting, the timely submission of such a recommendation must be received by December 11, 2019. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Bylaws Provide for "Proxy Access"

The Company's Bylaws provide that eligible stockholders may have their director nominations included in the Company's Proxy Statement, through a process commonly referred to as "Proxy Access."  Under the Company's Bylaws, a stockholder or a group of up to 20 stockholders that has continuously owned for at least three years, 3% or more of the Company's common stock, may nominate and include in the Company's proxy materials for an annual meeting of stockholders, up to the greater of two directors or 20% of the total number of directors serving on the Board, provided that such stockholder(s) and nominee(s) also meet the timely notice and other requirements set forth in the Company's Bylaws.

Bylaws Provide Majority Voting Standard for Director Elections

The Company's Bylaws provide for a majority voting standard with respect to uncontested elections of directors. Under our current Bylaws, any director nominee in an uncontested election who receives more votes against election (including votes to "withhold authority") than votes in favor of election is not elected. In addition, any incumbent director who fails to receive such majority approval from the stockholders must tender an offer of resignation to the Board within 14 days following certification of the stockholder vote. The Board then has authority to determine whether or not to accept the director's offer of resignation. The Bylaws provide that the Nominating and Corporate Governance Committee (or another committee designated by the Board) will consider what action should be taken with respect to such offers of resignation, and will make a recommendation to the Board within 60 days following the certification of the stockholder vote. The Bylaws also provide that the Board is required to take action on the matter within 90 days following certification of the stockholder vote. Both the reviewing committee and the Board are authorized to consider all factors they believe to be relevant in determining whether or not to accept any resignation. Within five business days after reaching its decision, the Board is required to publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568. Communications from stockholders addressed to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, repetitive, in bad taste, or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence that is primarily commercial in nature or relating to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors attend the Annual Meeting, absent a valid reason such as an unavoidable scheduling conflict. All of the current members of the Board of Directors attended the 2018 Annual Meeting.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors for their services during fiscal 2018:

Director Compensation (Fiscal 2018)
Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total Compensation
Michael Balmuth*	$—	$—	$—	$—
K. Gunnar Bjorklund	$93,250	$150,020	$—	$243,270
Michael J. Bush	$91,000	$150,020	$—	$241,020
Norman A. Ferber	$—	$150,020	$2,293,743	$2,443,763
Sharon D. Garrett	$91,000	$150,020	$—	$241,020
Stephen D. Milligan	$91,000	$150,020	$—	$241,020
George P. Orban	$112,000	$150,020	$—	$262,020
Michael O'Sullivan*	$—	$—	$—	$—
Lawrence S. Peiros**	$87,000	$150,020	$—	$237,020
Gregory L. Quesnel	$153,750	$150,020	$—	$303,770
Barbara Rentler*	$—	$—	$—	$—

* In fiscal 2018, Mr. Balmuth, Mr. O'Sullivan, and Ms. Rentler did not receive any separate compensation for their service as members of the Board. Information regarding compensation for Mr. Balmuth, Mr. O'Sullivan, and Ms. Rentler is reflected in the Summary Compensation Table and the other tables and accompanying discussion.

**	Mr. Peiros resigned from the Board and related committees effective February 25, 2019.

(1)     In fiscal 2018, directors were awarded an equity retainer fee in shares of restricted common stock in an amount with a value of $150,000. Stock award values are determined by multiplying the number of shares of restricted stock granted by the closing price of Ross Stores, Inc. common stock as reported on the NASDAQ Stock Market on the date of grant. For fiscal 2018, the amounts shown for Ms. Garrett and Messrs. Bjorklund, Bush, Ferber, Milligan, Orban, Peiros, and Quesnel reflect a restricted stock award of 1,816 shares granted on May 23, 2018. The outstanding equity awards held at fiscal year-end by non-employee directors and that remain subject to vesting were as follows:

a.	Mr. Bjorklund: 4,246 shares of the Company's common stock.

b.	Mr. Bush: 4,246 shares of the Company's common stock.

c.	Mr. Ferber: 4,246 shares of the Company's common stock.

d.	Ms. Garrett: 4,246 shares of the Company's common stock.

e.	Mr. Milligan: 4,246 shares of the Company's common stock.

f.	Mr. Orban: 4,246 shares of the Company's common stock.

g.	Mr. Peiros: 4,246 shares of the Company's common stock.

h.	Mr. Quesnel: 4,246 shares of the Company's common stock.

(2)   All Other Compensation for Mr. Ferber consists primarily of amounts paid pursuant to his current Consultancy Agreement and Retirement Benefits Package Agreement, as described below under the caption Other Compensation. The amount shown is comprised of fiscal 2018 consulting fees of $1,875,000; benefits valued at $162,810 paid under the terms of the Retirement Benefits Package Agreement (which includes executive medical, dental, vision, and mental health insurance, health advisory services, group life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, estate planning, expense reimbursements, and certain "matching contributions" (as that term is defined in the agreement)); income tax gross-up payments of $90,424; and administrative support inclusive of benefits valued at $165,509.

As noted in the Perquisites table and discussion on page 30, occasionally directors and family members of executive officers and directors may join executives on Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table.

Standard Fee Arrangements and Restricted Stock Grant Formula

Directors who were not officers or employees of the Company ("non-employee directors") received an annual cash retainer of $75,000 (paid quarterly). Audit Committee and Compensation Committee members also received a cash retainer of $16,000 and $12,000, respectively (paid quarterly). The Chair of the Audit Committee (Mr. Quesnel) and the Chair of the Compensation Committee (Mr. Orban) received annual retainers of $60,000 and $37,000, respectively (paid quarterly). The Lead Independent Director Mr. Bjorklund (through May 23, 2018) and Mr. Quesnel (since May 23, 2018), who also serves concurrently as Chair of the Nominating and Corporate Governance Committee, received an additional annual retainer of $25,000 (paid quarterly). During the fiscal year, the non-employee directors also received an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $150,000.

The Compensation Committee determines the value and form of director equity awards on an annual basis, including any equity awards for newly-appointed, non-employee directors. The practice is to grant annual awards on the date of the annual stockholders' meeting. As indicated above, in fiscal 2018 incumbent directors were awarded an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $150,000. These awards vest in equal annual installments over a three-year period. Under the 2017 Equity Incentive Plan, the aggregate grant date fair value of all awards granted during any fiscal year to any Non-Employee Director shall not exceed one million dollars ($1,000,000).

Other Compensation

Mr. Ferber provides services to the Company pursuant to an Independent Contractor Consultancy Agreement ("Consultancy Agreement") which currently extends through May 31, 2020 ("Consultancy Termination Date"), and provides that Mr. Ferber will receive a consulting fee of $1,875,000 annually, paid in monthly installments. Mr. Ferber has voluntarily declined the annual cash retainer and meeting fees otherwise payable to non-employee directors.  He continues to receive the standard annual equity award of restricted stock under the Company’s Equity Incentive Plan.  The Consultancy Agreement will terminate in the event of Mr. Ferber’s death, and provides for the Company to reimburse Mr. Ferber (grossed-up for taxes) for estimated premiums through the Consultancy Termination Date, on a life insurance policy for Mr. Ferber with a death benefit of $2,000,000.

The Company also has a Retirement Benefits Package Agreement ("Benefits Agreement") with Mr. Ferber.  The Benefits Agreement provides that Mr. Ferber and his spouse are entitled to continue to participate in (at no cost to them) the following Ross employee benefit plans during their lifetimes: executive medical, dental, vision, and mental health insurance; health advisory services; group life insurance; accidental death and dismemberment insurance; business travel insurance; group excess personal liability; and matching of Mr. Ferber’s 401(k) (or payment of an equivalent amount).  The medical, dental, and vision benefits will be provided at the greater of the level of coverage provided to Mr. Ferber in 2012 or the level of coverage provided to our CEO.  Until Mr. Ferber’s death, he will also be reimbursed (grossed-up for taxes) for estate planning fees or expenses incurred by Mr. Ferber up to the maximum annual reimbursement equal to that provided to our CEO (but not less than $20,000).  Mr. Ferber will also be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees.

Under the Benefits Agreement, on termination of Mr. Ferber’s consultancy with the Company (other than upon Mr. Ferber's death) the Company will pay Mr. Ferber $75,000 per year for a period of 10 years.  In addition, the Company has agreed to provide administrative support for Mr. Ferber as long as he serves as a member of the Company's Board.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then-current consulting fee through the Consultancy Termination Date or any extension thereof.  In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof.

PROPOSAL 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on the compensation of our Named Executive Officers ("NEOs") as described in this Proxy Statement. This annual proposal, commonly known as a "Say on Pay" proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program.

Board of Directors' Recommendation and Vote Required

Our executive compensation program has been designed to align our executive officers' compensation with the short- and long-term strategic goals of the Company and the interests of our stockholders, recognize individual performance and contributions, and assist us in attracting, motivating, and retaining a strong leadership team. The underlying philosophy of our program has not changed since 1982. We believe that it has been a key reason historically that we have been able to recruit and retain outstanding executives, and achieve exceptional rates of stockholder return over long time horizons. Maintaining management stability and retaining smart people who know our business are critical to our success. Our five NEOs have been with the Company for a combined total of 109 years, with an average tenure of over 21 years. Over the last 10 years, our average annual total shareholder return has been 30%, and our average annual rate of return on equity has been 45%. We have also returned $6.025 billion to stockholders through annual share repurchases during that time.

At last year's Annual Meeting, our stockholders voted more than 94% in favor of the advisory approval. We believe our executive compensation program continues to be effective.

A substantial majority of the compensation awarded to our NEOs, or realizable by them, is linked to Company profit performance and to the value of our common shares. Base salaries account for approximately 15% of our NEOs' total compensation.

As further described below under the heading "Executive Compensation - Compensation Discussion and Analysis," which we encourage you to review, highlights of our executive compensation program include the following:

•
Annual Cash Incentive: This portion of compensation is completely at risk due to the performance-based structure of our Incentive Compensation Plan. The amount of the annual bonus awards paid under our Incentive Compensation Plan can vary significantly based on the Company's degree of success in the achievement of pre-tax profit (adjusted pre-tax earnings) targets established in advance by our Compensation Committee.

•
Performance Share Awards: Unlike the Incentive Compensation Plan, which pays cash bonuses entirely on an annual basis, a significant portion of the performance shares, once earned based on performance achieved in a given year, are then subject to further vesting based on continued service to the Company over a further two-year period. We believe this framework encourages executive retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

•
Restricted Stock Awards: Restricted stock awards granted to our NEOs vest in large increments and generally cliff vest over five years of service. We believe that the value of these awards and their extended vesting periods provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long-term. We believe these long-term equity awards are extremely important to aligning the financial interests of our NEOs with those of our stockholders, and they expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. Our use of full value awards is also intended to manage overall compensation expense and to mitigate the impact of dilution under the Company's equity plans.

The Board and Compensation Committee believe that our executive compensation program is well-designed, appropriately aligns the compensation of our NEOs with our performance objectives, and incentivizes strong individual performance. Accordingly, the Board recommends that our stockholders vote in favor of the following resolution at the 2019 Annual Meeting of Stockholders:

RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Ross Stores, Inc. NEOs, as disclosed in the Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Although this vote is advisory and is not binding on the Board, the Compensation Committee, or the Company, we value the input and views of our stockholders. The Compensation Committee will review the outcome of the vote when considering future executive compensation policies and decisions.

This proposal to approve our executive compensation, on an advisory basis, will be approved if the number of shares voted FOR exceeds the number of shares voted AGAINST. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of our executive compensation.

PROPOSAL 3
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as the independent registered public accounting firm for the Company for the fiscal year ending February 1, 2020. It is anticipated that a representative of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors' Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of common stock present or represented by proxy at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified by our stockholders, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if determined that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2020.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls, and the independence and performance of both its internal and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company's independent auditors. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is available on the Company's website, www.rossstores.com, under "Corporate Governance," in the "Investors" section. Each Committee member is independent as defined by the applicable corporate governance requirements of the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held nine meetings during fiscal 2018. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors, and the Company's independent registered public accounting firm, Deloitte. We discussed with representatives of the Company's internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 2, 2019 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards published by the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and other required communications with audit committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by PCAOB Ethics and Independence Rule 3256 ("Communications with Audit Committees Concerning Independence"). When considering Deloitte's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended February 2, 2019 be included in the Company's Annual Report on Form 10-K. We also selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2020, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax, and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chair to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate billings by Deloitte for professional services to the Company rendered during fiscal 2018 and 2017.

Fees	Fiscal Year 2018	Fiscal Year 2017
Audit Fees	$1,727,000	$1,500,000
Audit-Related Fees	119,000	108,000
Tax Fees
Tax Compliance Fees	291,000	325,000
Other Tax Services	32,000	40,000
All Other Fees	—	—
Total Fees	$2,169,000	$1,973,000

Audit Fees in fiscal 2018 and 2017 included fees related to the audit of the financial statements included in the Company's Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q, and Sarbanes-Oxley compliance services. Audit-Related Fees were for consultation on accounting standards or transactions, and audits of employee benefit plans. Tax Fees were for tax-related services, consisting of compliance services (i.e., review of the Company's tax returns and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

Gregory L. Quesnel, Chair
Michael J. Bush
Sharon D. Garrett
Stephen D. Milligan

PROPOSAL 4
STOCKHOLDER PROPOSAL ON GREENHOUSE GAS EMISSIONS GOALS

We received the following proposal from Jantz Management LLC, P.O. Box 301090, Boston, Massachusetts 02130, on behalf of Christine Jantz who they have represented to us is a beneficial owner of at least $2,000 of our common stock.

In accordance with SEC rules, we are presenting the text of the proposal and supporting statement in this Proxy Statement as they were submitted to us. All statements contained in the proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the meeting.

Our Board OPPOSES this proposal for the reasons stated after the stockholder proposal and statement of support.

STOCKHOLDER PROPOSAL AND STATEMENT OF SUPPORT

Proposal on Greenhouse Gas Emissions Goals
Whereas:

In October 2018, the Intergovernmental Panel on Climate Change (IPCC) reaffirmed the 2015 Paris Agreement which aimed to strengthen the global response to the threat of climate change. As a country, the United States is still one of the Parties committed to the 2015 Paris Agreement;

The 2018 IPCC report indicated that the world is projected to reach a dangerous level of climate change by the year 2040 unless drastic steps are taken to slow or reverse climate change: “[t]o limit warming to 1.5°C, mitigation would have to be large-scale and rapid”;

According to a 2015 report by Citigroup, the costs of failing to address climate change could lead to a $72 trillion loss to global GDP;

Ross Stores’ peers that have set greenhouse gas (GHG) management goals include: TJX Companies, Target Corporation, L Brands, and PVH Corporation;

Examples of other companies with GHG reduction goals include: Walmart, Apple, Johnson & Johnson, GM, AT&T, Procter & Gamble, JP Morgan Chase, McDonald’s, and Microsoft;

Retail store GHG emissions arise primarily from electricity usage in retail stores, as well as manufacturing and transportation of products sold to customers, yet Ross Stores has not set a long-term goal for managing GHG emissions;

We believe that committing to aligning long-term business strategy with the projected long-term constraints posed by climate change is important for companies generally and Ross Stores specifically to help protect society from the ravages of climate change and to achieve sustainable long-term shareholder value;

We propose that the company develop its own long term strategy consistent with the international agreements on climate change.

"Resolved: The shareholders request that the Board of Directors of Ross Stores (the "Company") prepare a climate change report to shareholders by November 1, 2019 that describes how the Company is aligning its long-term business strategy with the projected long-term constraints posed by climate change, and describe medium- and long-term goals for GHG reduction. The report should be prepared at a reasonable expense and may exclude confidential information."

Supporting Statement

Proponent Recommends that the report be prepared with an eye toward the applicability of goals such as eliminating the company’s carbon footprint, or reducing GHG’s over the medium and long term by a fixed amount that is consistent with the 2015 Paris Climate Agreement and the 2018 IPCC report.

RECOMMENDATION OF THE BOARD OF DIRECTORS - COMPANY'S STATEMENT IN OPPOSITION TO PROPOSAL 4

The Board of Directors recommends that you vote AGAINST this proposal.

The Board and our management understand that climate change mitigation is an important issue for all businesses to consider in conducting operations, and we believe we are addressing these issues in an appropriate manner, as outlined below and discussed in further detail on our website. The Board believes that adopting the proposal and preparing the requested climate change report is unnecessary, would be distracting and burdensome, would result in a less effective use of Company time and resources, and would not be in the best interests of the Company or its stockholders.

We believe it is important that our policies and programs regarding sustainability reflect the specific nature of our Company’s operations. The Company is an off-price retailer of apparel and home fashion merchandise. Our most significant environmental impact is from energy use in conducting our retail operations, which is not as GHG intensive as other industries. Our most significant points of energy consumption are operation of the HVAC and lighting systems in our retail stores and distribution centers, and our use of trucking to ship merchandise to our distribution centers and stores.

We have numerous ongoing programs and practices, and various pending initiatives, that are intended to promote both cost efficiency and reduction of our carbon footprint. These include, but are not limited to:

•	We have an internal team dedicated to finding new and better ways to achieve energy efficiency throughout our operations.

•	We are already deploying higher-efficiency HVAC units, have converted to LED lighting, and are utilizing increased roof insulation in retail stores to lower energy consumption.

•	For years, our retail stores have been operating to conserve energy by adjusting the lighting and HVAC systems so they operate efficiently and only when needed.

•	We process our energy management information online, to help spot and resolve inefficiencies quickly and keep energy use to a minimum.

•	We pursue energy efficiency through sustainable product transportation, including optimization of transportation modes and routes.

•	Our distribution centers:

•	are pursuing lighting efficiency, through LED lighting and retrofits and through use of skylights.

•	save energy through high-efficiency motors and automated systems that shut off equipment when not in demand.

•
employ an “air purging” program at several of our locations; at night, when temperatures drop, the hot air from daytime warming is purged and replaced with naturally cool air; this avoids several hours of air-conditioning every day, saving energy and related costs, and reducing demand on the electricity grid during high-peak daytime hours.

•	Our corporate headquarters:

•	is certified Gold by Leadership in Energy & Environmental Design (LEED), the premiere program providing third-party verification of green buildings.

•
has features to conserve natural resources, such as recycling and composting systems, low-flow fixtures that reduce water use, electric vehicle charging stations, energy management equipment, energy Star appliances, lighting with motion sensors and daylight controls, and systems that recycle construction waste.

This and other information regarding our sustainability efforts, including our waste reduction and building efficiency efforts, is made available to our stockholders and the public on our website (see the Ross Stores corporate website, under the headings “Corporate Social Responsibility” and “Operating Sustainably” [https://corp.rossstores.com/responsibility]).

We are focused on pursuing meaningful initiatives that help reduce our environmental impacts and actively demonstrate our ongoing commitment to environmental sustainability, while simultaneously supporting our mission to deliver value. The Board believes that preparation of the report requested by the proposal would not be an effective or prudent use of time and resources.

FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” ADOPTION OF PROPOSAL 4.

Vote Required

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting affirmatively or negatively is required for approval of this proposal. Abstentions and broker non-votes will be counted as present in determining whether a quorum is present, but will have no effect on the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote AGAINST Proposal 4 on Greenhouse Gas Emissions Goals.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We operate two brands in the competitive off-price apparel and home goods sector -- Ross Dress for Less, the largest off-price apparel and home fashion chain in the United States, and dd's DISCOUNTS. To effectively compete in this environment, we need to attract and retain an executive leadership team with the necessary expertise and experience to successfully execute our off-price strategies in all facets of our operations. Maintaining management stability and retaining smart people who know our business are critical to our success. Our five NEOs have been with the Company for a combined total of 109 years, with an average tenure of over 21 years. Over the last 10 years, our average annual total shareholder return has been 30%, and our average annual rate of return on equity has been 45%. We have also returned $6.025 billion to stockholders through annual share repurchases during that time.

Our philosophy and approach to executive compensation have been consistent for many years and serve to align executive interests with those of our stockholders. Key design features that reinforce this alignment with stockholders interest include:

Our programs pay for performance and emphasize "at-risk" pay over fixed pay, with more than 60% of the NEOs' average pay tied to Company profit performance.

In addition to at-risk pay components, approximately 20% of the NEOs' pay, on average, is in the form of restricted share grants which generally vest over five years, providing a strong link between realized pay and the long-term share price, and long-term Company performance to the extent that it is reflected in the share price.

Other noteworthy governance policies include:

We have meaningful stock ownership guidelines for Executive Officers including non-employee Directors, and our policies preclude hedging and pledging for all Insiders.

Beginning with grants made in 2014, we limit accelerated vesting upon a change in control to situations where the executive is involuntarily terminated or terminates for good reason (referred to as "double-trigger").

We do not provide NEOs with tax gross-ups on perquisites or payments related to a change in control.

The Compensation Committee formally evaluates risks in our Compensation Plans each year.

We believe that our compensation practices, along with our strong financial performance and shareholder returns, have been key contributors to the more than 94% approval on our say on pay proposal in each year since 2011. As a result, the Compensation Committee continued our approach and philosophy in determining executive compensation in fiscal 2018.

Compensation Philosophy and Objectives

We believe in strongly aligning executive compensation with stockholder interests by linking significant elements of the compensation package directly to stock value. Retention is also an important objective of our programs, as we believe that the Company's growth and improvements in year-over-year performance are directly related to the consistent, sustained efforts of our executive leadership team. Our executive compensation program is designed to:

•	Attract, retain, and motivate a strong leadership team to create and sustain our business success in the competitive off-price apparel and home goods market.

•
Reinforce our high-performance culture and values through programs focused on clarity and accountability, that are also levered to deliver above-market compensation opportunities for superior performance and results.

•	Create alignment of interests between the executive leadership team and stockholders, with a focus on longer-term stockholder value creation.

•	Differentiate executive pay to recognize critical skills, contributions, and the current and future potential impact on the organization's success.

We achieve these objectives through a balanced combination of the following three primary components of our compensation programs:

•
Base Salary: A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base salaries account for approximately 15% of our NEOs' total compensation.

•
Annual Cash Incentive: A near-term cash incentive compensation plan with payout levels based on degree of achievement of a pre-established annual pre-tax operating income performance goal. The Incentive Compensation Plan is designed to focus the entire executive team on a shared annual Company performance goal.

•
Long-Term Equity Incentives: The greatest emphasis among the three components is placed on longer-term incentives, in order to focus and align our management team upon achievement of increased long-term stockholder value. Equity-based compensation takes two forms -- performance share awards and restricted stock awards, which are subject to performance-based and/or service-based vesting requirements.

We do not provide pensions or supplemental retirement plans, and we do not match any contributions under our deferred compensation plan.

Oversight of the Executive Compensation Program

The Compensation Committee

The Compensation Committee (the "Committee") serves to carry out the responsibilities of the Board relating to compensation of our executive officers, including the compensation of our CEO.  For fiscal 2018, the Committee was comprised of three independent directors, George P. Orban (Chair), K. Gunnar Bjorklund, and Lawrence S. Peiros. All three Committee members met the independence standards under the corporate governance requirements of the NASDAQ listing rules and the Securities and Exchange Commission rules relating to the grant of equity compensation that were applicable for fiscal 2018 and prior periods. The Committee operates under a written charter which the Committee reviews annually and is approved by the full Board of Directors. Mr. Peiros resigned from the Board and related committees effective February 25, 2019.

Consultants and Advisors

The Committee has the sole authority under its Charter to retain and terminate consultants or advisors to assist the Committee. For fiscal 2018, the Committee retained an independent compensation consulting firm, Exequity, LLP (the "Consultant") to assist the Committee in its review of executive and CEO compensation structure and strategy. The Consultant attended select meetings at the invitation of the Committee, assisted the Committee with analyzing competitive peer company market data and relevant information relating to the Company's compensation programs, and reported to the Committee in regard to market trends and technical developments. In addition, members of our management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee.

Role of Management and CEO in the Compensation Process

Our CEO provides compensation recommendations regarding each NEO, other than for herself and the Executive Chairman, to the Committee each year. The Committee reviews each element of compensation for each NEO.

The CEO is not involved in the process for setting her own compensation. The Committee establishes the CEO's compensation based on a thorough review of the CEO's performance that includes: (i) an objective assessment against agreed-upon metrics set by the Committee; (ii) an analysis showing past compensation and projected future compensation; and (iii) a self-evaluation by the CEO that the Committee discusses with the independent directors and that is based on the annual statement of CEO objectives prepared at the beginning of the fiscal year. The CEO's total direct compensation package is reviewed annually by the Committee, which then presents its recommendation to the other independent directors for review and comment. After this process, the Committee then makes the final determinations on compensation for the CEO.

Comparative Framework

Peer group data are one of a number of factors considered in determining compensation levels and packages for our NEOs. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to the market data alone, and does not target compensation to a specific point or range within any peer group. In addition to reviewing compensation practices, the Committee also evaluates the financial and operating performance of the peer group companies over one-, three-, five-, and ten-year time frames to gauge the Company's comparative performance with a clear focus on the longer-term.

The Committee annually reviews the companies included in the peer group and may change peer group composition as deemed appropriate. For fiscal 2018, these companies consisted of:

Bed Bath & Beyond Inc.	Big Lots, Inc.	Burlington Stores, Inc.	Dick's Sporting Goods, Inc.
Dillard's, Inc.	Dollar General Corporation	Dollar Tree, Inc.	Foot Locker, Inc.
The Gap, Inc.	Kohl's Corporation	L Brands, Inc.	Macy's, Inc.
Nordstrom, Inc.	PVH Corp.	The TJX Companies, Inc.	V.F. Corporation
Williams-Sonoma, Inc.

The peer companies considered most relevant can vary for each of the executive positions.

Setting Performance Metrics for Incentive Compensation

Each year, the Committee reviews and establishes the annual performance metrics used for the Incentive Compensation Plan and for the performance share award component of our long-term incentive program, both of which are described in more detail below. The philosophy embraced by the Committee has not changed significantly since 1982 - it emphasizes consistency, simplicity, and alignment across the management team. For fiscal 2018, the Committee again established adjusted pre-tax earnings, defined below, as the performance metric for both the Incentive Compensation Plan and performance share awards. The Committee selected adjusted pre-tax earnings because the Committee believes that measure to be the key driver of stockholder value in the Company's business.

Additionally, the Committee believes adjusted pre-tax earnings:

•	is simple and objectively measured;

•	emphasizes controlling cost and increasing profit; and

•	aligns the interests of the executives with stockholders.

The Committee chose to establish the same performance metrics for both short- and long-term incentive compensation because it believes that adjusted pre-tax earnings is the most significant measure of Company performance and the management team performs better when it is focused on reinforced, well-understood metrics rather than dividing its efforts among a number of metrics or goals that vary by individual.

"Adjusted pre-tax earnings" is defined as the earnings before taxes as reported in the Company's consolidated statement of earnings for the fiscal year coinciding with the performance period, adjusted to exclude the reduction in earnings resulting from the accrual of compensation expense for annual incentive awards and performance share awards granted with respect to the performance period. The adjusted pre-tax earnings target is determined annually and in a manner consistent with the Company's five-year planning process, its annual budget process and its long-term earnings per share growth objective. For fiscal 2018, the adjusted pre-tax earnings target was an amount that would generate earnings per share growth in line with these short- and long-term objectives, and reflects the expected earnings attributable to a 52-week fiscal year, versus the 53-week fiscal year in 2017. In addition, it reflects that the Company reinvested savings from the 2017 Tax Cut and Jobs Act into associate wage and benefit increases.

Components of the Executive Compensation Program

Base Salary

NEO base salaries are reviewed on an annual basis, and at the time of a contract renewal, promotion, or other change in responsibilities. Base salaries for executives are determined after considering the following factors: experience, expertise, expected future contributions, criticality to the Company, individual performance, and the need to be competitive in the labor market.

In March 2018, the Company conducted its annual salary review cycle for executive officers, and the Committee approved the following base salary increases: Ms. Rentler, 1.5%; Mr. Hartshorn, 10.0%; Mr. O'Sullivan, 1.3%; Mr. Balmuth, 1.3%; and Mr. Brautigan, 1.4%. Mr. Hartshorn’s base salary increase included a market-based adjustment.

Annual Cash Incentive

The Incentive Compensation Plan ("ICP") is an annual cash incentive program designed to link a meaningful portion of each NEO's current cash compensation with the Company's annual performance objectives. The ICP encourages NEOs to focus on exceeding the established adjusted pre-tax earnings goal and then share in the financial benefits of meeting and exceeding that goal. Having the same goals and incentive program for all of the officers serves to align the entire senior leadership team.

The terms of the annual cash incentive program are established by the Committee in the first quarter of the fiscal year. A payout is made after the Company's financial results for the fiscal year are announced and the Committee verifies the level of actual performance compared to the annual performance goals. This portion of executive compensation is completely at risk.

The ICP target award amounts vary among the executives and are determined based on (i) annual cash incentive compensation target levels for similar positions at peer companies; and (ii) each executive's scope of responsibilities, performance, and criticality to the Company.

For fiscal 2018, the amount payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 14, 2018. The amount payable to each NEO is 100% formula driven, based on the Company's actual results compared against the target, and the Committee does not make individual adjustments based on subjective factors. When actual results exceed or fall below the target, the actual payout is proportionally increased or decreased from the target award level. For fiscal 2018, the adjusted pre-tax earnings target and incentive award payout formula was:

FY 2018 Adjusted Pre-Tax Earnings	Percent of Earnings Target	Percent of Target Bonus Paid
—	<85%	—%
$1,788,361,112	85%	50%
$2,103,954,249	100%	100%
$2,209,151,962	105%	140%
$2,314,349,674	110%	165%
$2,419,547,387	115%	185%
$2,524,745,099	120%	200%

The payout amounts are linear between the points shown above. In fiscal 2018, the Company achieved a level of adjusted pre-tax earnings above the target, resulting in the payout of 140.85% of the target award (also see Grants of Plan-Based Awards Table on page 32).

Long-Term Equity Incentives

The objectives of the long-term equity incentive grants are to: (1) align the financial interests of our NEOs with the interests of our stockholders by providing incentives that focus NEO attention on the successful, longer-term strategic management of the business; (2) attract, retain, and motivate a high-performing group of NEOs; and (3) minimize stockholder dilution.

NEOs are granted long-term equity incentives in the form of restricted stock awards and performance share awards. The two forms of equity awards encourage retention and reward NEO performance in different ways. Restricted stock and performance awards are both affected by stock price changes, so the value to the NEO is impacted by both decreases and increases in stock price.

Restricted Stock Awards: Restricted stock awards granted to our NEOs generally cliff vest over five years. We believe that the value of these awards and their extended vesting period provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long-term, and thereby align the financial interests of our NEOs with those of our stockholders. They also expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. The determination of the value of the restricted stock awards granted to our NEOs is based on the Committee's assessment of the individual's prior and outstanding awards, the vesting schedule of such outstanding awards, and a subjective analysis of each individual's scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

Performance Share Awards: This portion of compensation is completely at risk due to the performance-based structure of our performance share awards. The number of shares earned under our performance awards can vary significantly based on the Company's degree of success in the achievement of pre-established pre-tax profit (adjusted pre-tax earnings) targets. A portion of the performance shares (typically 70%), once earned, is then generally subject to further vesting based on continued service to the Company over the next two years. We believe this framework encourages retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

CEO Equity Awards

The Committee believes that the CEO's off-price retail skills, familiarity with the Company, and leadership expertise are critical to the continued success of the Company.  In addition, the Committee's strong belief is that continuity of leadership at the CEO level has been a key driver of the Company's successful long-term performance.  Therefore, the Committee pays significant attention to creating long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer-term being the biggest considerations. The Committee believes the vesting schedule of the equity awards enhances the retentive value of the awards and strengthens the CEO's focus on maximizing the longer-term financial performance and market value of the Company.

For fiscal 2018, the CEO equity grant consisted of a restricted stock award and a performance share award.

The restricted stock award granted to Ms. Rentler was made effective as of March 14, 2018 and will vest 100% on March 17, 2023.

Her performance share award grant was also made effective as of March 14, 2018 and has a performance period of one year with a performance goal based on an annual adjusted pre-tax earnings target (the same performance period and performance goal as other NEOs receiving performance share awards).  The performance shares earned are to then vest over a period of three years as follows: 30% on March 15, 2019; 30% on March 13, 2020; and 40% on March 12, 2021.

Other NEO Equity Awards

Each NEO received a restricted stock award in fiscal 2018 during the annual review cycle, with the exception of Mr. Balmuth, who received a restricted stock award in May 2018. The values of the restricted stock awards made to our NEOs were based on the individual's prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual's scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

In addition, each NEO was granted a performance share award in fiscal 2018.  Performance share awards are rights to receive shares of Ross common stock on a specified date if the Company attains a predetermined performance goal.  Shares issued upon attaining the performance goal are generally subject to an additional, time-based vesting schedule conditioned on continual service by the recipient. Except for Mr. Balmuth, performance shares granted in fiscal 2018 vest over a three-year period beginning on the date of grant as follows: 30% on March 15, 2019; 30% on March 13, 2020; and 40% on March 12, 2021. Mr. Balmuth's award vests 30% on March 15, 2019 and 70% on May 31, 2019.

The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant.   As noted above, adjusted pre-tax earnings was chosen by the Committee as the performance measurement for the performance share awards.  The actual number of performance shares earned for fiscal 2018 was determined based on actual Company performance measured over a one-year period against the predetermined performance goals as follows:

FY 2018 Adjusted Pre-Tax Earnings	Percent of Earnings Target Achieved	Percent of Target Performance Shares Issued as Common Shares
—	<90%	—%
$1,893,558,824	90%	67%
$2,103,954,249	100%	100%
$2,524,745,099	120%	200%

The payout amount is linear between the points shown above. In fiscal 2018, the Company attained a level of achievement relative to the target which resulted in the payout of 125.85% of the target award, issued in shares on March 15, 2019 and thereafter subject to the vesting schedule from the date of grant. The table below provides the threshold, target, and maximum performance share amounts and the number of shares actually earned by each NEO for fiscal 2018:

NEO	Value of Target Performance Share Award at Grant (FY 2018)	Threshold Number of Performance Shares	Target Number of Performance Shares	Maximum Number of Performance Shares	FY 2018 Performance Shares Issued (1)	FY 2018 Value of Performance Shares Issued (March 15, 2019)
Rentler	$4,750,000	41,052	61,545	123,090	77,455	$6,963,205
Hartshorn	$500,000	4,323	6,479	12,958	8,155	$733,135
O'Sullivan	$3,900,000	33,706	50,532	101,064	63,595	$5,717,191
Balmuth	$4,100,000	35,434	53,123	106,246	66,856	$6,010,354
Brautigan	$850,000	7,348	11,014	22,028	13,863	$1,246,284

(1)
Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. The shares issued upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service.  For fiscal 2018, the number of shares payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 14, 2018.  For fiscal 2018, the Company achieved a level of adjusted pre-tax earnings relative to the target which resulted in the payout of 125.85% of the target award.  Except for Mr. Balmuth, for calculation purposes, the target award is segmented into three vesting tranches as follows: 30% on March 15, 2019; 30% on March 13, 2020; and 40% on March 12, 2021.  Mr. Balmuth's award vests 30% on March 15, 2019 and 70% on May 31, 2019.  The performance factor is applied to the target number of shares for each tranche; if the product results in a fractional share, the award is rounded up to the next whole share.

Grant Date Policy

We issue equity awards in the form of performance share awards and restricted stock according to a pre-established grant date calendar based on the executive officer's hire date, promotion date, contract renewal date, or as part of the Company's annual performance review process conducted in March of each year. We also review the performance and compensation for the majority of our executive officers annually at that same time. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Committee also have delegated authority to the Executive Chairman, CEO, and COO, subject to certain limits, to grant equity awards to current and newly hired associates and to associates who receive promotions outside of the normal annual focal review process below the executive officer level.

Defined Contribution and Deferred Compensation Plans

Executive officers are eligible to participate in the Company's 401(k) Plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than twelve months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company's Non-Qualified Deferred Compensation Plan (the "NQDC Plan"), all executive officers are eligible to defer up to 75% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can then choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer's termination from the Company, at which time the aggregate balance in the executive's NQDC Plan account pays out either in a lump sum or in annual installments over a period up to a maximum of ten years. The Company does not provide matching contributions for NQDC Plan contributions.

Employment Agreements

All NEOs have entered into employment agreements with the Company (see discussion of NEO contract terms and severance benefits on page 31 and pages 41-43).

We believe these employment agreements benefit both the NEOs and the Company because they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All employment agreements, both for the CEO and for all other executive officers, provide for severance benefits in certain situations.

We also believe that these employment agreements are an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets, as well as providing post-termination restrictions on recruiting our current associates (see further discussion under "Potential Payments upon Termination or Change in Control," on pages 37 through 40).

The executive employment agreements provide for "double-trigger" equity acceleration upon change in control.

Tax and Accounting-Related Matters

We maintain a mix of executive compensation programs, some of which are performance-based and others of which are time-based, to create a strong retention tool for key executives. The Compensation Committee has reviewed the deductibility of the elements of the Company's executive compensation programs in light of applicable tax law, including the recent amendments to Section 162(m) of the Internal Revenue Code. Prior to tax year 2018, payments under the Incentive Compensation Plan and performance-based equity awards were generally fully deductible. Salary, sign-on bonuses, guaranteed bonuses, and certain other cash compensation costs related to the Company's NEOs may not have been fully deductible to the extent that, when added to other non-exempt compensation for particular executives in a given year, the total exceeded $1 million. Restricted stock awards with purely time-based vesting also did not qualify as performance-based compensation and, therefore, may not have been fully deductible to the extent the share value upon vesting, when added to other non-exempt compensation for particular executives, exceeded the $1 million limit. As a result of amendments to the Internal Revenue Code that were enacted in late 2017, performance-based compensation arrangements will no longer qualify as exempt compensation under Internal Revenue Code Section 162(m) for tax year 2018 and later, and therefore may no longer be fully deductible to the extent that, when added to other non-exempt compensation for particular executives in a given year, the total exceeds $1 million.

Additional Executive Compensation Policies

Director and Officer Stock Ownership Guidelines. We maintain director and officer stock ownership guidelines, intended to further encourage the investment by our directors and Section 16 executive officers in the Company and to promote a long-term perspective in managing the Company.
Our formal stock ownership requirements for directors and executive officers are as follows:

Minimum Ownership Requirements (Dollar Value of Shares)
Position
Directors	3 x Authorized Base Annual Cash Retainer Compensation
Chief Executive Officer	4 x Base Salary
President and Group EVP	3 x Base Salary
EVP	2 x Base Salary

Directors and executive officers have five years to initially meet the stock ownership requirements. All shares owned outright, shares owned jointly or separately by a spouse or dependents, shares held in a trust for the economic benefit of the executive or their family, and unvested restricted stock are taken into consideration in determining compliance with these ownership guidelines.
It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Nominating and Corporate Governance Committee is responsible for interpreting and administering these stock ownership guidelines, which are subject to modification from time to time.
As of February 2, 2019, all NEOs, and all non-employee Board members, met the stock ownership goals applicable to them.
Recoupment and Adjustments to Awards. Subject to the discretion and approval of the Board, the Company may require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company may seek to recover the individual executive's entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest.

Rule 10b5-1 Trading Plans. We allow for the use of Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of the Company's common stock.

Procedures and Guidelines Governing Securities Trades.  The Company maintains a trading policy for all of its directors, officers, other employees, and consultants.  Among its other provisions, this policy prohibits short sales, hedging and trading in any publicly traded puts, calls, options or other "derivative securities," and for directors, officers, and other designated employees, the policy prohibits pledging of Company securities, or the ownership, acquisition, or sale of Company securities in or through a margin account.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

George P. Orban, Chair
K. Gunnar Bjorklund

SUMMARY COMPENSATION TABLE

The following table provides certain summary information for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, collectively referred to as the Named Executive Officers ("NEOs"), concerning compensation they earned in those positions for the 2018, 2017, and 2016 fiscal years.

Summary Compensation Table (Fiscal 2018)
Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	All Other Compen- sation (4)	Total
Barbara Rentler Chief Executive Officer	2018	$1,342,500	$—	$7,750,107	$3,031,092	$125,295	$12,248,994
	2017	$1,322,500	$—	$7,600,070	$3,345,360	$132,644	$12,400,574
	2016	$1,301,875	$—	$6,700,034	$2,983,230	$131,978	$11,117,117
Michael J. Hartshorn* Group Executive Vice President, Finance & Legal, and CFO	2018	$761,250	$—	$1,700,121	$759,182	$85,021	$3,305,574
	2017	$694,125	$—	$1,500,108	$695,898	$75,772	$2,965,903
	2016	$651,375	$—	$1,300,095	$626,958	$74,702	$2,653,130
Michael O'Sullivan President & Chief Operating Officer	2018	$1,188,125	$—	$6,300,126	$2,262,755	$90,998	$9,842,004
	2017	$1,171,875	$—	$6,150,062	$2,503,103	$77,849	$9,902,889
	2016	$1,147,250	$—	$5,450,012	$2,278,380	$78,738	$8,954,380
Michael Balmuth Executive Chairman	2018	$1,328,944	$—	$5,525,056	$2,436,796	$95,473	$9,386,269
	2017	$1,321,791	$—	$4,000,065	$2,717,422	$89,241	$8,128,519
	2016	$1,317,907	$700,000	$3,500,039	$2,515,852	$86,969	$8,120,767
Bernard Brautigan President, Merchandising	2018	$1,123,125	$—	$2,050,132	$1,426,106	$238,496	$4,837,859
	2017	$1,107,500	$—	$2,050,065	$1,576,422	$217,789	$4,951,776
	2016	$1,070,750	$—	$2,050,006	$1,495,044	$201,839	$4,817,639

*	Effective March 16, 2019, Mr. Hartshorn was promoted to Group Executive Vice President, Finance & Legal, and Chief Financial Officer.

(1) A one-time relocation bonus was paid to the Executive Chairman to cover the costs of a leased apartment and automobile to facilitate his change in work location from the New York Buying Office to the Dublin, California corporate headquarters.

(2)
Stock award values reflect the grant date fair value of awards computed in accordance with stock-based compensation accounting rules. Values for awards subject to performance conditions ("performance share awards") are computed based on the probable outcome of the performance condition as of the grant date of the award. For performance share awards granted in fiscal 2018, the maximum possible payout for each NEO was 200% of the target value, as follows:

a.	Ms. Rentler: $9,500,000

b.	Mr. Hartshorn: $1,000,000

c.	Mr. O'Sullivan: $7,800,000

d.	Mr. Balmuth: $8,200,000

e.	Mr. Brautigan: $1,700,000

(3)	Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Incentive Compensation Plan.

(4)	All Other Compensation represents Perquisites. See the following table for further detail.

The following table details All Other Compensation provided to each NEO in fiscal 2018.

All Other Compensation (Perquisites) for Fiscal 2018
Name & Principal Position	Estate Tax/ Financial Planning Services	Car Service or Commute Benefits	Executive Health Benefits	Umbrella Liability Insurance	Other	Total All Other Compensation
Barbara Rentler Chief Executive Officer	$20,000	$34,996	$66,658	$3,641	$—	$125,295
Michael J. Hartshorn Group Executive Vice President, Finance & Legal, and CFO	$2,860	$—	$80,957	$1,204	$—	$85,021
Michael O'Sullivan President & Chief Operating Officer	$4,000	$—	$85,764	$1,234	$—	$90,998
Michael Balmuth Executive Chairman	$20,000	$6,982	$64,850	$3,641	$—	$95,473
Bernard Brautigan President, Merchandising	$18,000	$131,992	$84,270	$1,234	$3,000	$238,496

In general, perquisites provided to these NEOs are valued at the actual incremental cost of each item to the Company.  Executive officers including the CEO are provided with executive medical plan benefits, estate and financial planning, executive disability benefits, and an umbrella personal liability insurance policy. In addition, certain NEOs receive transportation services to and from our offices.

We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the executive of the compensation received from the Company.  The use by certain NEOs of transportation services to and from our offices enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit.  The executive medical plan is part of our overall executive health benefits package for our NEOs.

In the "Other" column, the amount shown represents the face value of tickets to a sporting event that were included in a package of events we purchased for business entertainment purposes, and which were otherwise going unused. Mr. Brautigan agreed to use the tickets, and he was attributed taxable income in the amount shown, based on the value he received. There was no incremental cost to the Company.

We also have a fractional ownership of a number of hours each year through a time-share arrangement, for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices, and other corporate facilities.  Occasionally, family members of executives may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled.  Because this benefit has no incremental cost to the Company, it is not reflected in the table.  In addition, our executive officers are provided with first/business class business travel on commercial airlines to make their in-transit travel time more conducive to work-related activities.

Corporate housing is made available to our CEO near our San Francisco Bay Area corporate headquarters, in light of her frequent travel between the New York Buying Office and our corporate headquarters.  This housing is used by her exclusively for business purposes, to facilitate her effectiveness in conducting work while in California. In addition, after seven years of service for Executive Vice Presidents and above, and every five years thereafter, executive officers including our NEOs are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits.  These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring and reflected in the terms of each executive's employment agreement with the Company. The base salary is reviewed for adjustments as part of the annual focal review process for all executives.  Below is a summary of the terms of the employment agreement for each of our current NEOs regarding compensation.  For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see "Potential Payments Upon Termination or Change in Control" on pages 37 through 40.

Employment Agreements.

Barbara Rentler. As of the end of fiscal 2018, the Company’s employment agreement with Ms. Rentler, Chief Executive Officer, extended through March 31, 2021.  In March 2019, the Company approved an extension of Ms. Rentler's agreement through March 31, 2023, with an annual salary of not less than $1,365,000, subject to annual increases as part of the Company’s annual review process.

Michael Hartshorn. As of the end of fiscal 2018, the Company's employment agreement with Mr. Hartshorn, Group Executive Vice President, Finance and Legal, and Chief Financial Officer, extended through March 31, 2022. In March 2019, the Company approved an extension of Mr. Hartshorn's agreement through March 31, 2023, with an annual salary of not less than $850,000, subject to annual increases as part of the Company's annual review process.

Michael O'Sullivan. The Company’s employment agreement with Mr. O’Sullivan, President and Chief Operating Officer, extends through March 31, 2021.  The agreement provides Mr. O'Sullivan with an annual salary of not less than $1,175,000, subject to annual increases as part of the Company’s annual review process.

Michael Balmuth. The Company’s employment agreement with Mr. Balmuth, Executive Chairman, extends through May 31, 2020. The agreement provides that Mr. Balmuth will receive an annual salary of not less than $1,160,000 subject to annual increases as part of the Company’s annual review process.

Bernard Brautigan. The Company's employment agreement with Mr. Brautigan, President, Merchandising, extends through March 31, 2022. The agreement provides Mr. Brautigan with an annual salary of not less than $1,125,000, subject to annual increases as part of the Company's annual review process.

CEO PAY RATIO

Beginning in fiscal 2017, we are required to include in our Proxy Statement disclosure of the ratio of the total annual compensation of our Chief Executive Officer ("CEO") to our Median Employee’s annual total compensation.  Companies are permitted to use the same identified Median Employee for up to three years. There have not been meaningful changes to our associate population or to our compensation arrangements that would result in a significant modification to the pay ratio disclosure. We considered these factors and used the previously identified Median Employee in calculating our fiscal 2018 CEO Pay Ratio.

The approach used in fiscal 2017 to identify our Median Employee was based upon W-2 earnings for all of our associates, excluding our CEO, who were employed by Ross Stores or its subsidiaries as of February 3, 2018, the last day of fiscal 2017.

For fiscal 2018, we calculated the annual total compensation for our Median Employee using the same methodology we apply for our NEOs as set forth in the 2018 Summary Compensation Table (previously disclosed in this Proxy Statement).

Our total number of associates varies seasonally, with more than 75% of associates working in our retail locations. Our Median Employee works for the Company in a retail store on a part-time hourly basis.

The annual total compensation for fiscal year 2018 for our CEO was $12,248,994 and for the Median Employee was $10,027. The resulting ratio of our CEO's pay to the pay of our Median Employee for fiscal year 2018 is 1,222 to 1.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards, and other equity compensation awards.

For fiscal 2018, the Compensation Committee established goals under the Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 70% to 160% of base salary at target, depending on their position. Under the Incentive Compensation Plan, if adjusted pre-tax earnings exceed the target, a maximum of up to two times each officer's target award could be paid based on the actual results achieved relative to the target. If adjusted pre-tax earnings fell below the pre-established target but above the minimum threshold required, then the cash incentive bonuses would be less than the targeted range of 70% to 160% of base salary. No payment occurs under the Incentive Compensation Plan if adjusted pre-tax earnings fall below the minimum threshold.

This table also provides information concerning grants during fiscal 2018 of performance share awards and restricted stock awards made under the Company's 2017 Equity Incentive Plan. The restricted stock awards and performance share awards were granted as part of the annual focal review process for NEOs in March 2018.

Grants of Plan-Based Awards (Fiscal 2018)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name & Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barbara Rentler Chief Executive Officer	3/14/2018	$1,076,000	$2,152,000	$4,304,000
	3/14/2018				41,052	61,545	123,090		$4,750,043
	3/14/2018							38,871	$3,000,064
Michael J. Hartshorn Group Executive Vice President, Finance & Legal, and CFO	3/14/2018	$269,500	$539,000	$1,078,000
	3/14/2018				4,323	6,479	12,958		$500,049
	3/14/2018							15,549	$1,200,072
Michael O'Sullivan President & Chief Operating Officer	3/14/2018	$803,250	$1,606,500	$3,213,000
	3/14/2018				33,706	50,532	101,064		$3,900,060
	3/14/2018							31,097	$2,400,066
Michael Balmuth Executive Chairman	3/14/2018	$865,032	$1,730,065	$3,460,129
	3/14/2018				35,434	53,123	106,246		$4,100,033
	5/23/2018							17,250	$1,425,023
Bernard Brautigan President, Merchandising	3/14/2018	$506,250	$1,012,500	$2,025,000
	3/14/2018				7,348	11,014	22,028		$850,061
	3/14/2018							15,549	$1,200,072

(1)    Represents the potential payout under the Company's Incentive Compensation Plan for each NEO at threshold, target, and maximum attainment relative to the target for adjusted pre-tax earnings, based on the formula established by the Compensation Committee on March 14, 2018. For fiscal 2018, the Company achieved a level of pre-tax earnings which resulted in a payout above the target award.

(2)
Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. For fiscal 2018, the number of shares payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 14, 2018. For fiscal 2018, the Company achieved a level of adjusted pre-tax earnings relative to the target which resulted in the payout of 125.85% of the target award subject to the vesting schedule described below. The shares issued upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service of the NEO as follows (except for Mr. Balmuth): 30% on March 15, 2019; 30% on March 13, 2020, and 40% on March 12, 2021. For Mr. Balmuth: 30% on March 15, 2019 and 70% on May 31, 2019.

(3)   Represents shares of restricted stock granted to each NEO during fiscal 2018 with the following vesting terms:

a.	Ms. Rentler: 38,871 shares granted on March 14, 2018 that cliff vest on March 17, 2023.

b.	Mr. Hartshorn: 15,549 shares granted on March 14, 2018 that cliff vest on March 17, 2023.

c.	Mr. O'Sullivan: 31,097 shares granted on March 14, 2018 that cliff vest on March 17, 2023.

d.	Mr. Balmuth: 17,250 shares granted on May 23, 2018 that cliff vest on May 29, 2020.

e.	Mr. Brautigan: 15,549 shares granted on March 14, 2018 that cliff vest on March 17, 2023.
(4) The value for restricted stock awards was determined by multiplying the number of shares granted by the closing price per share of the Company's common stock as reported on the NASDAQ Stock Market on the grant date. Values for performance share awards are computed based on the probable outcome of the performance condition as of the grant date of the award. The Board of Directors has the ability to change the terms of outstanding equity awards in various respects. See "Employment Agreements" in the Compensation Discussion and Analysis, on page 26.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the unvested restricted stock held by our NEOs as of February 2, 2019, the last day of the Company's 2018 fiscal year. Performance shares earned for 2018 performance, but which were not vested as of February 2, 2019, are included in Number of Shares of Stock that Have Not Vested.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2018)
	Stock Awards
Name & Principal Position	Number of Shares of Stock that Have Not Vested (#)(1)	Market Value of Shares of Stock that Have Not Vested ($)(2)
Barbara Rentler Chief Executive Officer
	441,476	$40,496,593

Michael J. Hartshorn Group Executive Vice President, Finance & Legal, and CFO
	85,401	$7,833,834

Michael O'Sullivan President & Chief Operating Officer
	363,481	$33,342,112

Michael Balmuth Executive Chairman
	144,045	$13,213,248

Bernard Brautigan President, Merchandising
	165,973	$15,224,703

(1)	Represents shares of unvested restricted stock and earned performance shares held by each NEO as of the end of the fiscal year:

a.
Ms. Rentler: Consists of 69,368 shares that vested on March 12, 2019; 23,237 shares that vested on March 15, 2019; 75,968 shares that vested on April 1, 2019; 112,126 shares that will vest on March 13, 2020; 76,935 shares that will vest on March 12, 2021; 44,971 shares that will vest on March 18, 2022; and 38,871 shares that will vest on March 17, 2023.

b.
Mr. Hartshorn: Consists of 4,842 shares that vested on March 12, 2019; 11,549 shares that vested on March 15, 2019; 18,955 shares that will vest on March 13, 2020; 19,516 shares that will vest on March 12, 2021; 14,990 shares that will vest on March 18, 2022; and 15,549 shares that will vest on March 17, 2023.

c.
Mr. O'Sullivan: Consists of 55,652 shares that vested on March 12, 2019; 19,079 shares that vested on March 15, 2019; 64,282 shares that vested on April 1, 2019; 93,074 shares that will vest on March 13, 2020; 64,320 shares that will vest on March 12, 2021; 35,977 shares that will vest on March 18, 2022; and 31,097 shares that will vest on March 17, 2023.

d.
Mr. Balmuth: Consists of 25,689 shares that vested on March 12, 2019; 20,057 shares that vested on March 15, 2019; 81,049 shares that will vest on May 31, 2019; and 17,250 shares that will vest on May 29, 2020.

e.
Mr. Brautigan: Consists of 33,061 shares that vested on March 12, 2019; 4,160 shares that vested on March 15, 2019; 37,984 shares that vested on April 1, 2019; 30,477 shares that will vest on March 13, 2020; 26,753 shares that will vest on March 12, 2021; 17,989 shares that will vest on March 18, 2022; and 15,549 shares that will vest on March 17, 2023.

(2)
The market value of the unvested shares is calculated by multiplying the number of shares by the closing price per share of the Company's common stock, which was $91.73 on February 1, 2019 (the last trading day of the fiscal year) as reported on the NASDAQ Stock Market.

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the exercise of stock options and the vesting of restricted stock during the fiscal year ended February 2, 2019. Our NEOs did not have any stock options outstanding.

Option Exercises and Stock Vested (Fiscal 2018)
Name & Principal Position	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Barbara Rentler Chief Executive Officer	193,823	$15,029,812
Michael J. Hartshorn Group Executive Vice President, Finance & Legal, and CFO	12,395	$952,668
Michael O'Sullivan President & Chief Operating Officer	170,451	$13,216,731
Michael Balmuth Executive Chairman	119,465	$9,222,228
Bernard Brautigan President, Merchandising	54,116	$4,169,168

(1)	Represents the number of shares of restricted stock and earned performance shares held by each NEO that vested during the fiscal year.

(2)
The value realized on vesting represents the number of shares of stock that vested during fiscal 2018, multiplied by the closing price per share of the Company's common stock on the applicable vesting date as reported on the NASDAQ Stock Market.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information about our NEOs' participation in the Company's Non-Qualified Deferred Compensation Plan (the "NQDC Plan") and their contributions, aggregate earnings, and any withdrawal activity during the year, and their account balances as of February 2, 2019. The Company made no contributions to the earnings reflected in the table during fiscal 2018.

Non-Qualified Deferred Compensation (Fiscal 2018)
Name & Principal Position	Account Balance at 2/3/18	Executive Contributions	Registrant Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at 2/2/19
Barbara Rentler Chief Executive Officer	$—	$—	$—	$—	$—	$—
Michael J. Hartshorn Group Executive Vice President, Finance & Legal, and CFO	$—	$—	$—	$—	$—	$—
Michael O'Sullivan President & Chief Operating Officer	$—	$—	$—	$—	$—	$—
Michael Balmuth Executive Chairman	$710,320	$—	$—	$12,682	$—	$723,002
Bernard Brautigan President, Merchandising	$—	$—	$—	$—	$—	$—

Under the terms of the Company's NQDC Plan, participants are eligible to elect to defer up to 75% of their base salary and up to 100% of their annual incentive bonus.  The participants can choose from a variety of notional investment options under the NQDC Plan. Upon initial enrollment, participants select one of the following distribution elections to be applied to their account upon separation from service: lump sum or annual installments over a period of up to 10 years, that will commence upon termination or one year after termination (subject to plan and regulatory rules).

The Company does not provide matching contributions for NQDC Plan contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the "Discussion of Summary Compensation Table," we have entered into employment agreements with each of our NEOs. The current agreements provide for certain payments and other benefits if an NEO's employment terminates under circumstances specified in the agreement or if there is a "change in control" of the Company. The following table describes and quantifies estimated potential incremental payments and benefits that would become payable under each NEO's employment agreement as they existed in fiscal 2018, if the NEO's employment had terminated on February 1, 2019, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO's period of service and compensation as of February 1, 2019 and, where applicable, the Company's closing stock price as reported by the NASDAQ Stock Market on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on February 1, 2019, and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a triggering event.

Potential Payments upon Termination or Change in Control
Name & Principal Position	Type of Payment	Termination Without Cause, for Good Reason or Disability (1)	Termination upon Non-Renewal of Employment Agreement	Change in Control Regardless of Termination	Termination without Cause or for Good Reason Following a Change in Control
Barbara Rentler Chief Executive Officer	Cash Severance (2)	$9,705,520	$—	$—	$10,456,030
	Equity Acceleration (3)	$30,528,092	$30,528,092	$—	$39,037,169
	Estate/Financial Planning (4)	$—	$—	$—	$43,200
	Health/Welfare Payments (5)	$145,859	$—	$—	$145,859
	Total:	$40,379,471	$30,528,092	$—	$49,682,258
Michael Hartshorn Group Executive Vice President, Finance & Legal, and CFO	Cash Severance (2)	$4,675,440	$—	$—	$3,913,910
	Equity Acceleration (3)	$4,670,435	$4,670,435	$—	$7,680,094
	Estate/Financial Planning (4)	$—	$—	$—	$47,400
	Health/Welfare Payments (5)	$290,517	$—	$—	$290,517
	Total:	$9,636,392	$4,670,435	$—	$11,931,921
Michael O'Sullivan President & Chief Operating Officer	Cash Severance (2)	$7,646,940	$—	$—	$8,361,535
	Equity Acceleration (3)	$25,197,579	$25,197,579	$—	$32,143,843
	Estate/Financial Planning (4)	$—	$—	$—	$38,880
	Health/Welfare Payments (5)	$198,592	$—	$—	$198,592
	Total:	$33,043,111	$25,197,579	$—	$40,742,850
Michael Balmuth Executive Chairman	Cash Severance (2)	$6,121,766	$—	$—	$8,096,482
	Equity Acceleration (3)	$11,953,520	$10,371,177	$—	$11,953,520
	Estate/Financial Planning (4)	$224,530	$224,530	$—	$224,530
	Health/Welfare Payments (6)	$1,038,970	$1,038,970	$—	$1,038,970
	Total:	$19,338,786	$11,634,677	$—	$21,313,502
Bernard Brautigan President, Merchandising	Cash Severance (2)	$7,767,000	$—	$—	$6,391,125
	Equity Acceleration (3)	$11,405,157	$11,405,157	$—	$14,963,365
	Estate/Financial Planning (4)	$—	$—	$—	$56,880
	Health/Welfare Payments (5)	$290,517	$—	$—	$290,517
	Total:	$19,462,674	$11,405,157	$—	$21,701,887

(1)
In the event an NEO terminates employment due to death, each executive's estate would receive a prorated bonus and prorated equity acceleration related to unsettled performance share awards, all unvested but settled performance share awards, and the full value of outstanding restricted stock awards with a grant date at least one year prior to the date of death (with the exception of Mr. Balmuth, whose spouse would be eligible to receive health/welfare payments for the remainder of her life, valued at $692,599). The benefit is as follows: Ms. Rentler, $37,623,532; Mr. Hartshorn, $6,792,784; Mr. O'Sullivan, $30,897,815; Mr. Balmuth, $12,793,840; and Mr. Brautigan, $14,549,555.

(2)
Cash severance is equal to the sum of the NEO's bonus at target for the current fiscal year, and annual salary and bonus payable for the period beginning on February 3, 2019, (the day following the assumed employment termination date) and ending on the last day of the current term of employment under each

NEO's respective employment agreement, except that in the case of a termination "Without Cause," "For Good Reason," or due to "Disability" following a change in control, the cash severance is 2.99  times the sum of the NEO's then current annual base salary and target annual bonus (except as to Mr. Balmuth, as described below in the section titled "Employment Agreement with Mr. Balmuth, Executive Chairman").  The annual bonus amount is determined in accordance with the NEO's employment agreement, as described below. The annual salary rates as of February 3, 2019 upon which the cash severance is determined are: Ms. Rentler, $1,345,000; Mr. Hartshorn, $770,000; Mr. O'Sullivan, $1,190,000; Mr. Balmuth, $1,330,819; and Mr. Brautigan, $1,125,000. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements are: Ms. Rentler, $2,152,000 (160% of salary); Mr. Hartshorn, $539,000 (70% of salary); Mr. O'Sullivan, $1,606,500 (135% of salary); Mr. Balmuth, $1,730,065 (130% of salary); and Mr. Brautigan, $1,012,500 (90% of salary).

(3)
Equity acceleration represents the value of restricted stock and performance share awards held by each NEO on the assumed termination date of February 3, 2019, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO's employment or award agreement, as described below. The value of each share subject to accelerated vesting is $91.73, which was the closing market price of our common stock as reported on the NASDAQ Stock Market on February 1, 2019. The number of shares remaining unvested under each NEO's restricted stock awards and performance share awards is set forth in the "Outstanding Equity Awards at Fiscal Year-End" table.

(4)
These amounts represent continued reimbursement by the Company of the NEO's estate and financial planning expenses for the period provided by the NEO's employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit provided by the Company, as follows: $20,000 each for Ms. Rentler and Mr. Balmuth; $18,000 each for Mr. O'Sullivan and Mr. Brautigan; and $15,000 for Mr. Hartshorn. Mr. Balmuth is entitled to lifetime benefits, and each of the other NEOs is entitled to benefits for the remainder of the agreement term upon a termination of employment following a change in control.

(5)
The amounts in the table reflect medical, dental, and vision insurance coverage for the remainder of the agreement term upon termination of employment following a change in control or termination for "Without Cause," "For Good Reason," or due to "Disability."

(6)
In accordance with Mr. Balmuth's employment agreement described below, the amounts included in the table for Mr. Balmuth reflect the lifetime provision at the Company's expense for Mr. Balmuth of executive medical, dental, vision, behavioral health insurance, health advisory services, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain "matching contributions" (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event.

Triggering Events

The right to payments and benefits upon termination of employment under the executive employment agreements existing in fiscal 2018, described in the table above, depend upon the circumstances of an NEO's termination. These circumstances are defined in each NEO's employment agreement, and include the following:

•
Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO's employment for any reason other than "cause" under the specific definitions provided in their individual agreement (as described below), or the NEO's disability or death.

•
Termination for Cause: "Cause" means the occurrence of any of the following: (i) the NEO's continuous failure to substantially perform their duties (unless such failure is a result of a disability); (ii) the NEO's theft, dishonesty, breach of fiduciary duty for personal profit or falsification of any documents of the Company; (iii) the NEO's material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the NEO as a result of which the Company is required to prepare an accounting restatement; (v) the NEO's unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the NEO's improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the NEO which is materially injurious to the Company monetarily or otherwise; (vii) any material breach by the NEO of the provisions of Section 9 [Certain Employment Obligations] of their agreement; or (viii) the NEO's conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which materially impairs the NEO's ability to perform his or her duties with the Company. A termination for cause will not take effect unless: (1) the NEO is given written notice by the Company of its intention to terminate the NEO for cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; and (3) where practicable, the notice is given within sixty (60) days of the Company's learning of such act or acts or failure or failures to act.

•
Termination for Good Reason: An NEO may resign for "good reason" within sixty days after providing written notice to the Company of any of the following events, if the Company does not cure after such notice: (1) the Company's failure to comply with any material provision of the NEO's employment agreement (including but not limited to any reduction of the NEO's salary or the target annual bonus); (2) a significant diminishment in the nature or scope of the authority, power, function, or duties attached to the NEO's then-current position without the NEO's written consent; or (3) a relocation of the NEO's principal place of employment by more than 25 miles (40 miles in the case of Mr. Balmuth), without the NEO's written consent.

•
Termination Due to Disability: An NEO's employment will have terminated due to disability if the NEO is absent from his or her duties on a full-time basis for the entire period of six months as a result of a physical or mental impairment.

•
Termination upon Non-Renewal of Employment Agreement: The NEOs' existing employment agreements provide for an initial term, subject to one or more extensions for additional consecutive terms. However, an NEO's employment agreement will expire at the end of its then current term, unless the Company delivers an extension notice at least 180 days prior to the expiration of the term.

•	Voluntary Resignation: An NEO's employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than "good reason" or disability.

In addition to payments and benefits resulting from the employment termination circumstances described above, the NEOs' employment agreements provide for certain payments and benefits in connection with a change in control of the Company. Under the NEO employment agreements existing in fiscal 2018, these payments and benefits had a "double-trigger" as follows:

•
Termination without Cause or for Good Reason following Change in Control: NEO employment agreements provide that a "change in control" of the Company occurs if: (1) any person or group acquires more than 35% of the total voting power of the Company's stock during a twelve-month period; (2) the Company is a party to a merger in which any person or group acquires more than 50% of the total fair market value or total voting power of the Company's stock; (3) there is a sale, exchange or transfer of all or substantially all of the Company's assets; or (4) there is a complete liquidation or dissolution of the Company. The NEO employment agreements in fiscal 2018 provided for certain payments and benefits on a "double-trigger" basis. These additional payments and benefits are provided if, during the period beginning one month prior to and ending twelve months following a change in control, the NEO's employment is terminated without cause or the NEO resigns for good reason.

Employment Agreements with Ms. Rentler, Mr. Hartshorn, Mr. O'Sullivan, and Mr. Brautigan

During fiscal 2018, our agreements with Ms. Rentler, Mr. Hartshorn, Mr. O'Sullivan, and Mr. Brautigan provided that if the NEO's employment is terminated due to disability, without cause, or if he or she resigns for good reason, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, prorated for the final year of the agreement term, with the bonus amount based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Unsettled performance shares would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. Settled but unvested performance shares would accelerate as of termination date. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO's employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, prorated for the portion of the bonus year elapsing prior to termination of employment, based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. Settled but unvested performance shares would accelerate as of termination date. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO is terminated for cause or resigns voluntarily other than for good reason, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Unvested restricted stock and performance shares would be forfeited on termination.

If the NEO dies, he or she would be entitled to payment of salary through the termination date, and a prorated bonus would be paid, capped at 100% of the NEO's target.  Restricted stock grants would accelerate, provided that the executive had continued in service for at least one year after the date of grant.  Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated for the period employed; settled but unvested performance share awards would accelerate as of date of death.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO's employment is terminated either by the Company without cause or due to resignation for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of his or her then current salary and target annual bonus. In addition, the NEO would be entitled to continuation of health care coverage at the Company's expense and reimbursement of estate planning expenses for the remainder of the term of his or her employment agreement.

Each NEO's employment agreement provides that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a "gross-up" payment.

Employment Agreement with Mr. Balmuth, Executive Chairman

In July 2018, the Company approved an extension of the Company’s employment agreement with Mr. Balmuth, Executive Chairman, through May 31, 2020, with an annual salary of not less than $1,160,000, subject to annual increases as part of the Company’s annual review process. Mr. Balmuth is eligible for an annual bonus in accordance with the existing bonus incentive plan at a target rate of 130% of his base salary or as otherwise determined in accordance with such bonus incentive plan.

Mr. Balmuth received performance share awards (each, a "PSA") for the 2017 and 2018 fiscal years and a PSA in March 2019 for the 2019 fiscal year, and will be eligible to receive a PSA for the 2020 fiscal year consistent with the existing practice of the Company. Provided Mr. Balmuth remains employed by the Company through (i) May 31, 2019, unvested common shares attributable to the 2017 PSA and 2018 PSA will become vested on the earlier of the date specified in the Notice of Grant or May 31, 2019 and (ii) May 29, 2020, unvested performance shares attributable to the 2019 PSA and 2020 PSA will become vested on the earlier of the date specified in the Notice of Grant or May 29, 2020. The number of vested performance shares attributable to the PSA for fiscal year 2020 ("2020 PSA Grant") will be determined on the basis of the extent to which the target level of adjusted pre-tax profit for such fiscal year is attained and if the term of the current employment agreement is not extended beyond May 31, 2019, all unvested common shares attributed to the 2019 PSA Grant will become vested common shares on the performance share vesting date specified in the performance share documents (determined as if Mr. Balmuth remained employed with the Company).

Mr. Balmuth received restricted stock awards (each, an "RSA") in May 2018 and in March 2019. Both RSAs will vest on May 29, 2020 provided Mr. Balmuth remains employed by the Company through that date, or upon Mr. Balmuth's termination without cause, if earlier.

Our existing agreement with Mr. Balmuth provides that if his employment is terminated without cause, if he resigns for good reason, or if his employment terminates due to disability, he would be entitled to continued payment of his then current salary for a period of two years from the date of such termination. He would also be entitled to a bonus equal to two times his target bonus for the fiscal year in which the termination occurs. Performance shares earned and settled would vest in full. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated based on time employed.

If Mr. Balmuth is terminated for cause or resigns voluntarily other than for good reason, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date.

In the event of Mr. Balmuth's death, Mr. Balmuth's estate will be entitled to receive salary and benefits through such termination, as well as a (prorated) bonus for that year, capped at 100% of target. Performance shares earned and settled would vest in full. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated based on time employed.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth and his spouse will continue to be eligible for certain Company-paid benefits until their respective deaths, regardless of the reason for Mr. Balmuth's termination of employment. These benefits include executive medical, dental, and vision, and behavioral health insurance (including claims administration support), health advisory insurance, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain "matching contributions" (as that term is defined in his agreement). Mr. Balmuth will receive estate planning expense reimbursements until his death, of up to $20,000 annually, or more based on the reimbursement benefit of the then-current CEO. In the event that, following termination of Mr. Balmuth's employment, such health care coverage may no longer be extended to him (a) due to the terms of the Company's health care plans; (b) under applicable law; or (c) because such coverage is no longer available, the Company will purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for Mr. Balmuth and his spouse.

If within one year following a change in control of the Company, Mr. Balmuth's employment is terminated either by the Company without cause or by Mr. Balmuth for good reason, Mr. Balmuth would be entitled to the following: (i) a payment in an amount equal to the product of: (a) the sum of (A) his then current salary plus (B) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs; and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement; (ii) any unvested common shares attributable to PSA awards will vest in full upon termination of employment; and (iii) if such termination occurs prior to the performance share vesting date, the target number of performance shares attributable to PSA awards shall become vested performance shares and shall be converted to vested common shares.

Mr. Balmuth's employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay Mr. Balmuth an amount that places him in the best after-tax position. The Company does not provide Mr. Balmuth with a "gross-up" payment.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors generally has the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances as determined by the Board in its discretion. Beginning with grants made in 2014, the terms of the individual award agreements for each participant in our equity award plans, including executive officers, provides for vesting upon a change in control where the participant is involuntarily terminated or terminates for good reason (referred to as "double-trigger").

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Bjorklund, Mr. Orban, and Mr. Peiros served on the Compensation Committee of our Board for the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During fiscal 2018, no member of the Compensation Committee had any relationship with the Company requiring disclosure of a related party transaction under Item 404 of Regulation S-K. During fiscal 2018, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, a director and Chairman Emeritus of the Board. Further details are described in this Proxy Statement under the caption "Compensation of Directors - Other Compensation." Robert Ferber, the son of Norman Ferber, is employed as a buyer with the Company. For fiscal 2018, the Company paid Robert Ferber compensation including salary and bonus of approximately $180,000.

The Company's procedure for review, approval, or ratification of related party transactions is to present them to the Audit Committee, except for executive and director compensation-related matters approved or authorized by the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and officers are required by Section 16 of the Securities Exchange Act of 1934 to report on public filings made with the Securities and Exchange Commission their transactions in, and beneficial ownership of, our common stock, including stock options and other derivative securities. Reports received by the Company indicate that all reports were filed on a timely basis.

PROXY SOLICITATION FEES

The cost of distribution of materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. to assist in the distribution of materials, and to provide incremental support in soliciting proxies. We have also retained D.F. King & Co. to provide assistance in soliciting proxies, for a fee of approximately $7,500 plus expenses.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons named in the accompanying Proxy will vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at our next Annual Meeting of Stockholders (1) must be received by the Company at its offices at 5130 Hacienda Drive, Dublin, CA 94568 no later than December 11, 2019 and; (2) must satisfy the conditions set forth in the Company's Bylaws and the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

By Order of the Board of Directors,
Ken Jew
Corporate Secretary

Dated: April 9, 2019